EXHIBIT 4.1
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                 AMENDMENT NO. 2 TO THE RENEWED RIGHTS AGREEMENT

         AMENDMENT NO. 2, dated as of November 24, 2004 (this "Amendment"), to the RENEWED RIGHTS AGREEMENT, dated as of August 19, 1997, as amended to date between IONICS, INCORPORATED, a Massachusetts corporation (the "Company"), and EQUISERVE TRUST COMPANY, N.A. (as successor to BankBoston, N.A.), as Rights Agent (the "Rights Agreement"). All terms not otherwise defined herein shall have the meanings given such terms in the Rights Agreement. Unless otherwise specified herein, all section references made herein are references to sections in the Rights Agreement.

                              W I T N E S S E T H:

         WHEREAS, on December 22, 1987, the Board of Directors of the Company (the "Board") adopted a stockholder rights plan (the "Existing Rights Plan") and executed a Rights Agreement between the Company and the Rights Agent (the "1987 Agreement");

         WHEREAS, the Existing Rights Plan expired on December 31, 1997;

         WHEREAS, on August 19, 1997 the Board determined it desirable and in the best interests of the Company and its stockholders for the Company to renew the Existing Rights Plan upon its expiration and to implement such renewal by executing the Rights Agreement;

         WHEREAS, on November 2, 2003, the Board authorized and approved Amendment No. 1 to the Rights Agreement, which was entered into on November 17, 2003;

         WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may cause the Rights Agreement to be amended at any time prior to the Distribution Date without the approval of any holders of certificates representing shares of Common Stock of the Company;

         WHEREAS, as of the date of this Amendment, the Distribution Date has not occurred;

         WHEREAS, on November 23, 2004, the Board authorized and approved the acquisition (the "2004 Acquisition") of the Company by General Electric Company as provided under that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of November 24, 2004 by and among the Company, General Electric Company and Triton Acquisition Corp., a Massachusetts corporation and a wholly-owned subsidiary of General Electric Company;

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         WHEREAS, on November 23, 2004, the Board authorized and approved those certain Voting Agreements dated as of November 24, 2004 by and among General Electric Company and the stockholders of the Company party thereto relating to the 2004 Acquisition and the Merger Agreement (collectively, the "Voting Agreement"); and

         WHEREAS, in anticipation of and in connection with the execution and delivery of the Voting Agreement and the 2004 Acquisition, on November 23, 2004, the Board authorized and approved an amendment of the Rights Agreement for the express purpose of rendering the Rights Agreement inapplicable to the execution and delivery of the Voting Agreement and the 2004 Acquisition, including without limitation, the acquisition of the Company's Common Stock by General Electric Company or its Subsidiaries, Affiliates or Associates and the other transactions contemplated by the Merger Agreement;

         NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Notwithstanding anything to the contrary in the Rights Agreement, the Rights Agreement shall not apply to, and neither General Electric Company nor its Subsidiaries, Affiliates or Associates will become an Acquiring Person upon, and no Distribution Date, Section 11(a)(ii) Event, Stock Acquisition Date or Triggering Event will occur as a result of, (i) the approval, execution, delivery, consummation or performance of the Merger Agreement or the Voting Agreement, (ii) the announcement of the 2004 Acquisition, or (iii) the consummation of the 2004 Acquisition.

         2. The definition of "Acquiring Person" set forth in Section 1(a) is hereby amended and restated in its entirety as follows:

                  "Acquiring Person" shall mean any Person (as hereinafter defined) who or which, together with all Affiliates and Associates (each as hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include an Exempt Person, the 2003 Special Exempt Persons or the 2004 Special Exempt Persons (each as hereinafter defined).

         3. A new definition is hereby added to Section 1 as Section 1(xx), which such new definition shall read in its entirety as follows:

                  "2004 Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of November 24, 2004 by and among the Company, General Electric Company and Triton Acquisition Corp., a Massachusetts corporation and a wholly-owned subsidiary of General Electric Company

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                  (the "2004 Merger Sub"), as amended and supplemented from time to time in accordance with its terms.

         4. A new definition is hereby added to Section 1 as Section 1(yy), which such new definition shall read in its entirety as follows:

                  "2004 Special Exempt Persons" shall mean, collectively, (i) General Electric Company, (ii) 2004 Merger Sub, (iii) any Subsidiaries, Affiliates or Associates of General Electric Company or 2004 Merger Sub, (iv) any Persons party to the Voting Agreement and (v) any Persons to whom shares of Common Stock of the Company are attributed due to their relationship with any Person described in the immediately preceding clauses
                  (i), (ii), (iii) and (iv) (but only to the extent of such attribution); provided, however, that each such Person shall cease to be 2004 Special Exempt Persons upon the earliest to occur, subsequent to the execution and delivery of the 2004 Merger Agreement, of the following events: (A) all Persons described in the immediately preceding clauses (i), (ii),
                  (iii) and (iv), together with their Subsidiaries, Affiliates and Associates, cease to Beneficially Own in the aggregate 15% or more of the shares of Common Stock of the Company then outstanding, or (B) the 2004 Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby.

         5. A new definition is hereby added to Section 1 as Section 1(zz), which such new definition shall read in its entirety as follows:

                  "Voting Agreement" shall mean those certain Voting Agreements dated as of November 24, 2004 by and among the Company, General Electric Company and the stockholders of the Company party thereto relating to the 2004 Acquisition and the Merger Agreement

         6. The definition of "Final Expiration Date" set forth in Section 1(t) is hereby amended and restated in its entirety as follows:

                  "Final Expiration Date" shall mean the earlier to occur of (i) the Close of Business on August 19, 2007 and (ii) unless the 2004 Merger Agreement is terminated prior to the consummation of the merger contemplated thereby, the Close of Business on the business day immediately preceding the consummation of the 2004 Acquisition.

         7. Section 3(a) is hereby amended and restated in its entirety as follows:

                  (a) Until the earliest of (i) the Close of Business on the tenth Business Day (or such specified or unspecified later date as may be determined by

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                  the Board before the occurrence of a Distribution Date) after the Stock Acquisition Date (or, if the tenth Business Day (or such later date) after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record
                  Date), (ii) the Close of Business on the tenth Business Day (or such specified or unspecified later date as may be determined by the Board before the occurrence of a Distribution Date) after the date that a tender or exchange offer by any Person (other than an Exempt Person or, solely with respect to the acquisition of shares of Common Stock of the Company pursuant to the 2003 Ecolochem Purchase Agreement, the 2003 Special Exempt Persons, or solely with respect to the acquisition of shares of Common Stock of the Company pursuant to the 2004 Merger Agreement, the 2004 Special Exempt Persons) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act if upon consummation thereof such Person would be the Beneficial Owner of 15% or more of the Common Stock of the Company then outstanding (the earlier of (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraphs (b) and (c) of this Section 3) by the certificates for the Common Stock of the Company registered in the names of the holders thereof (which certificates shall be deemed also to be certificates for Rights) and not by separate certificates and
                  (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock of the Company (including a transfer to the Company). As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock of the Company as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, substantially in the form attached hereto as Exhibit A (the "Rights Certificates"), evidencing one Right for each share of Common Stock of the Company so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock of the Company has been made pursuant to Section 11(i) hereof, at the time of distribution of the Rights Certificates, the Company shall not be required to issue Rights Certificates evidencing fractional Rights, but may, in lieu thereof, make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

         8. Section 11(a)(ii) is hereby amended and restated in its entirety as follows:

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            (ii)  In the event (a "Section 11(a)(ii) Event") that any Person
                  (other than an Exempt Person), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding, unless the event causing the 15% threshold to be crossed (A) is a transaction set forth in Section 13(a) hereof, or (B) is an acquisition of shares of Common Stock of the Company pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock of the Company at a price and on terms determined by at least a majority of the Outside Directors, after receiving advice from one or more investment banking firms, to be (x) at a price that is fair to stockholders (taking into account all factors which such members of the Board deem relevant, including without limitation prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (y) otherwise in the best interests of the Company and its stockholders, or (C) is the execution, delivery, consummation and performance of the 2003 Ecolochem Purchase Agreement, or (D) is the sale, disposition, conveyance or other transfer of shares of Common Stock of the Company from one or more Persons, each of whom was a 2003 Special Exempt Person immediately prior to such transaction, to a Person who, immediately following such transaction, is a 2003 Special Exempt Person, or (E) is the execution, delivery, consummation and performance of the Voting Agreement or the 2004 Merger Agreement, then promptly after the date of occurrence of a Section 11(a)(ii) Event, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, such number of shares of Common Stock of the Company as shall equal the result obtained by (1) multiplying the then current Purchase Price by the then number of shares of Common Stock of the Company for which a Right was exercisable immediately prior to the first occurrence of a
                  Section 11(a)(ii) Event (whether or not such Right was then exercisable) and (2) dividing that product (which following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the Current Market Price per share of Common Stock of the Company on the date of such first occurrence (such number of shares being referred to as the "Adjustment Shares").

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         9. Section 13(d) is hereby amended and restated in its entirety as follows:

            (d)   Notwithstanding anything in this Agreement to the contrary,
                  (A) Section 13 hereof shall not be applicable to a transaction described in subparagraph (x) or subparagraph (y) of Section 13(a) hereof if (i) such transaction is consummated with a Person or Persons (or a wholly owned Subsidiary of any such Person or Persons) who acquired shares of Common Stock of the Company pursuant to a tender offer or exchange offer for all outstanding shares of Common Stock of the Company which complies with the exception provided for in Section 11(A) (ii) hereof, (ii) the price per share of Common Stock of the Company offered in such transaction is not less than the price per share of Common Stock of the Company paid to all holders of shares of Common Stock of the Company whose shares were purchased pursuant to such tender offer or exchange offer and
                  (iii) the form of consideration being offered to the remaining holders of shares of Common Stock of the Company pursuant to such transaction is the same as the form of consideration paid pursuant to such tender offer or exchange offer, and (B) any transaction that results from the execution, delivery, consummation or performance of the Voting Agreement or the 2004 Merger Agreement shall not be a Section 13 Event. Upon consummation of any such transaction contemplated by this
                  Section 13(d), all Rights hereunder shall expire.

         11. Sections 18(a) and 20(c) are hereby amended by inserting the word "gross" in front of negligence.

         10. Except as amended hereby, the Rights Agreement shall continue in full force and effect.

         11. The laws of the Commonwealth of Massachusetts shall govern the interpretation, validity and performance of the terms of this Amendment, regardless of the law that might be applied under principles of conflicts of laws.

         12. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Renewed Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                         IONICS, INCORPORATED

                                         By: /s/Stephen Korn
                                             ------------------------------
                                             Name: Stephen Korn
                                             Title: Vice President and
                                             General Counsel


Attest:

                                         EQUISERVE TRUST COMPANY, N.A.

By: /s/ Jeff Seiders                     By: /s/ Tyler Heynes
    --------------------------               ------------------------------
    Name: Jeff Seiders                       Name: Tyler Heynes
    Title: Account Manager                   Title: Managing Director






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